Exhibit 10.1
First Amendment to the
comScore, Inc.
Amended and Restated
2018 Equity and Incentive Compensation Plan
THIS FIRST AMENDMENT (the “First Amendment”) to the comScore, Inc. Amended and Restated 2018 Equity and Incentive Compensation Plan (the “Plan”) was adopted by comScore, Inc.’s (the “Company’s”) board of directors (the “Board”) on April 22, 2022 to be effective June 15, 2022 (the “Effective Date”).
W I T N E S S E T H:
WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and service providers of the Company;
WHEREAS, the Company’s Board has determined that it is desirable to amend the Plan, effective as of the Effective Date and subject to approval by the stockholders of the Company, to increase the maximum number of shares for which Awards may be granted under the Plan; and
WHEREAS, Section 18 of the Plan provides that the Board may amend the Plan from time to time, subject to approval by the stockholders of the Company as required by applicable law.
NOW, THEREFORE, the Plan shall be amended as of the Effective Date, subject to approval by the Company’s stockholders, as set forth below:
1.    Section 3(a)(i) of the Plan shall be deleted and replaced with the following:
Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Common Stock available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, (F) dividend equivalents paid with respect to awards made under this Plan, or (G) awards corresponding to those described in the preceding clauses (A) through (F) that were made under the Prior Plan will not exceed in the aggregate 27,850,000 shares of Common Stock. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.
2.    Section 3(c) of the Plan shall be deleted and replaced with the following:
Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options (whether granted under this Plan or the Prior Plan) will not exceed 27,850,000 shares of Common Stock.
NOW, THEREFORE, be it further provided that, except as set forth above, the Plan shall continue to read in its current state.
IN WITNESS WHEREOF, the Company has caused the execution of this First Amendment by its duly authorized officer, effective as of the Effective Date and subject to approval of the Company’s stockholders.

COMSCORE, INC.

By:
Name:	Ashley Wright
Title:	Secretary
Date:	April 22, 2022